Exhibit 99.1

For Release on July 24, 2013

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES SECOND QUARTER 2013 FINANCIAL RESULTS

New York, NY – July 24, 2013 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner and operator of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names “New York Sports Clubs,” “Boston Sports Clubs,” “Washington Sports Clubs” and “Philadelphia Sports Clubs,” announced its results for the second quarter ended June 30, 2013.

Second Quarter Overview:

•	Total member count remained at the same level with approximately 512,000 members at the end of Q2 2013 and Q1 2013.

•	Membership attrition averaged 3.3% per month in Q2 2013 compared to 3.2% per month in Q2 2012.

•	Revenue decreased 1.7% in Q2 2013 compared to Q2 2012.

•	Comparable club revenue decreased 1.7% in Q2 2013 compared to an increase of 2.1% in Q2 2012.

•	Ancillary club revenue decreased 4.3% in Q2 2013 compared to Q2 2012.

•

Net income increased 14.4% in Q2 2013 to $6.2 million compared to $5.4 million in Q2 2012. Diluted earnings per share were $0.25 in Q2 2013 compared to diluted earnings per share of $0.23 in Q2 2012. Q2 2013 results were favorably impacted by a $0.06 per diluted share net gain comprised of a $2.5 million insurance recovery related to our property damage claims in connection with Hurricane Sandy partially offset by a fixed asset impairment charge of $128,000 related to one underperforming club.

•	Adjusted EBITDA was $25.7 million in Q2 2013, a decrease of $1.2 million, or 4.3%, when compared to Adjusted EBITDA of $26.8 million in Q2 2012 (Refer to the reconciliation below).

Robert Giardina, Chief Executive Officer of TSI, commented: “Our overall results were broadly in line with our expectations with a sequential improvement in personal training revenues as we continue to make nice strides with our personal training membership product. We are particularly pleased to have exceeded our EBITDA expectations for the quarter and generated $15 million in free cash flow to end the quarter with a cash balance of $69.5 million. After a soft start to the year, which we believe was impacted by macro factors, our overall business is back on plan as we head into the third quarter. We are excited about the direction of our business, including an outlook for improved comparable club revenue, driven by personal training and pricing, in the back half of the year.”

Second Quarter Ended June 30, 2013 Financial Results:

Revenue (in thousands):

	Quarter Ended June 30,
	2013		2012
	Revenue	% Revenue	Revenue	% Revenue	% Variance
Membership dues	$90,882	75.7%	$92,944	76.0%	(2.2)%
Joining fees	3,823	3.1%	2,686	2.2%	42.3%

Membership revenue	94,705	78.8%	95,630	78.2%	(1.0)%

Personal training revenue	17,615	14.7%	17,625	14.4%	(0.1)%
Other ancillary club revenue	6,474	5.4%	7,549	6.2%	(14.2)%

Ancillary club revenue	24,089	20.1%	25,174	20.6%	(4.3)%
Fees and other revenue	1,318	1.1%	1,437	1.2%	(8.3)%

Total revenue	$120,112	100.0%	$122,241	100.0%	(1.7)%

Total revenue for Q2 2013 decreased $2.1 million, or 1.7%, compared to Q2 2012. Revenue at clubs operated for over 12 months (“comparable club revenue”) decreased 1.7% in Q2 2013. Memberships at our comparable clubs were down 3.1% which was partially offset by a 1.4% increase in the price of our dues and fees.

The increase in joining fees revenue of 42.3% was, in part, due to the effect of the lower estimated average membership life of 24 months in effect for our unrestricted members during Q2 2013 compared to a higher estimated average membership life of 28 months in effect for Q2 2012. The lower amortizable life in the current period resulted in higher joining fees revenue recognition as joining fees were amortized over a shorter estimated average membership life.

	Quarter Ended June 30,
	2013	2012
	Expense % of Revenue		Expense % Variance
Payroll and related	36.7%	37.0%	(2.8)%
Club operating	36.7%	36.5%	(1.1)%
General and administrative	5.8%	5.0%	13.3%
Depreciation and amortization	10.3%	10.2%	(0.1)%
Insurance recovery related to damaged property	(2.1)%	—%	N/A %
Impairment of fixed assets	0.1%	—%	N/A %

Operating expenses	87.5%	88.7%	(3.1)%

Total operating expenses decreased $3.3 million, or 3.1%, in Q2 2013 compared to Q2 2012. Operating margin was 12.5% for Q2 2013 compared to 11.3% in Q2 2012. The total months of club operation increased 0.2% from 480 in Q2 2012 to 481 in Q2 2013. The decrease in operating expense was impacted, in part, by the receipt of $2.5 million of insurance proceeds received in connection with property damaged by Hurricane Sandy as well as the following factors:

Payroll and related. Payroll and related expenses decreased $1.3 million, or 2.8%, to $44.0 million in Q2 2013 compared to $45.3 million in Q2 2012. The decrease was due to decreases in bonuses and commissions as well as decreases in management incentive bonuses.

Club operating. Club operating expenses decreased $495,000, or 1.1%, to $44.1 million in Q2 2013 compared to $44.6 million in Q2 2012, primarily due to declines in rent and occupancy expenses and utilities, partially offset by increased repairs and maintenance expense.

General and administrative. The increase in general and administrative expenses in Q2 2013 was impacted by increases in insurance expense and increases in computer maintenance expense related to the implementation of a new club operating system.

Depreciation and amortization. Depreciation and amortization expense for Q2 2013 was relatively flat to the same period in the prior year. Modest decreases in depreciation were offset by an acceleration of depreciation of $331,000 at a single club where we have a planned near-term reduction of rental space at the location.

Net income for Q2 2013 was $6.2 million compared to net income of $5.4 million for Q2 2012.

Cash flow from operating activities for the six months ended June 30, 2013 totaled $44.5 million, an increase of $9.5 million from the corresponding period in 2012. This increase was primarily driven by increases in overall earnings, a decrease in cash paid for interest of $1.2 million and cash flows resulting from the timing of certain payments and collections made associated with our accounts receivable.

Third Quarter 2013 Financial Outlook:

Based on the current business environment, recent performance and current trends in the marketplace and subject to the risks and uncertainties inherent in forward-looking statements, our outlook for the third quarter of 2013 includes the following:

•

Revenue for Q3 2013 is expected to be between $118.5 million and $119.5 million versus $119.6 million for Q3 2012. As percentages of revenue, we expect Q3 2013 payroll and related expenses to be approximately 37.4% and club operating expenses to approximate 39.2%. We expect general and administrative expenses to approximate $6.8 million, depreciation and amortization to approximate $12.5 million and net interest expense to approximate $5.5 million.

•

We expect net income for Q3 2013 to be between $2.0 million and $2.5 million, and diluted earnings per share to be in the range of $0.08 per share to $0.10 per share, assuming a 39% effective tax rate and approximately 24.5 million weighted average fully diluted shares outstanding.

•	We estimate that EBITDA will approximate $21.75 million in Q3 2013.

Investing Activities Outlook:

For the year ending December 31, 2013, we are lowering our capital expenditures guidance and now plan to invest $34.0 million to $37.0 million in capital expenditures. This is a reduction from our previous expectation of $37.0 million to $42.0 million. The amount includes approximately $10.0 million to $12.0 million related to potential 2013 and 2014 club openings, inclusive of amounts for our recently acquired Fitcorp chain in Boston and planned renovations at these clubs as well as the separate single club acquired in Manhattan. The total capital expenditures also includes approximately $17.0 million to $18.0 million to continue enhancing or upgrading existing clubs and approximately $4.5 million to $5.0 million principally related to major renovations at clubs with recent lease renewals and to upgrade our in-club entertainment system network. We also expect to invest approximately $2.5 million to $3.0 million to enhance our management information and communication systems. We expect these capital expenditures to be funded by cash flow provided by operations and available cash on hand.

Forward-Looking Statements:

Statements in this release that do not constitute historical facts, including, without limitation, statements under the captions “Third Quarter 2013 Financial Outlook” and “Investing Activities Outlook”, other statements regarding future financial results and performance and potential sales revenue and other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects,” “anticipated,” “intends,” “plans,” “believes,” “estimates” or “could”, are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including, among others, the level of market demand for the Company’s services, economic conditions affecting the Company’s business, the geographic concentration of the Company’s clubs, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, environmental initiatives, any security and privacy breaches involving customer data, the application of Federal and state tax laws and regulations, the levels and terms of the Company’s indebtedness, and other specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). The Company believes that all forward-looking statements are based on reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 164 fitness clubs as of June 30, 2013, comprising 108 New York Sports Clubs, 30 Boston Sports Clubs, 17 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 512,000 members. For more information on TSI, visit http://www.mysportsclubs.com.

The Company will hold a conference call on Wednesday, July 24, 2013 at 4:30 PM (Eastern) to discuss the second quarter results. Robert Giardina, Chief Executive Officer, and Dan Gallagher, Chief Financial Officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Web site at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Web site beginning July 25, 2013.

From time to time we may use our Web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.mysportsclubs.com. In addition, you may automatically receive email alerts and other information about us by enrolling your email by visiting the “Email Alerts” section at http://www.mysportsclubs.com.

Town Sports International Holdings, Inc., New York

Contact Information:

Investor Contact:

(212) 246-6700 extension 1650

Investor.relations@town-sports.com

or

ICR, Inc.

Joseph Teklits / Farah Soi

(203) 682-8390

farah.soi@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

June 30, 2013 and December 31, 2012

(All figures in thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$69,521	$37,758
Accounts receivable, net	3,415	6,508
Inventory	423	438
Prepaid corporate income taxes	157	550
Deferred tax assets, net	22,249	24,897
Prepaid expenses and other current assets	9,751	9,866

Total current assets	105,516	80,017
Fixed assets, net	248,074	256,871
Goodwill	32,792	32,824
Intangible assets, net	1,162	—
Deferred tax assets, net	5,803	9,296
Deferred membership costs	9,686	10,811
Other assets	11,498	14,091

Total assets	$414,531	$403,910

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$43,900	$15,787
Accounts payable	7,297	7,467
Accrued expenses	28,312	27,053
Accrued interest	190	89
Dividends payable	304	305
Deferred revenue	39,807	37,138

Total current liabilities	119,810	87,839
Long-term debt	266,918	294,552
Dividends payable	695	799
Deferred lease liabilities	59,510	61,732
Deferred revenue	3,232	3,889
Other liabilities	8,059	10,595

Total liabilities	458,224	459,406
Stockholders’ deficit:
Common stock	24	24
Additional paid-in capital	(15,112)	(16,326)
Accumulated other comprehensive income	1,383	1,226
Accumulated deficit	(29,988)	(40,420)

Total stockholders’ deficit	(43,693)	(55,496)

Total liabilities and stockholders’ deficit	$414,531	$403,910

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended June 30, 2013 and 2012

(All figures in thousands except share and per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Club operations	$118,794	$120,804	$236,929	$242,538
Fees and other	1,318	1,437	2,347	2,615

	120,112	122,241	239,276	245,153

Operating Expenses:
Payroll and related	44,005	45,280	88,553	92,639
Club operating	44,116	44,611	88,316	89,742
General and administrative	6,951	6,135	13,740	12,068
Depreciation and amortization	12,411	12,419	24,559	25,279
Insurance recovery related to damaged property	(2,500)	—	(2,500)	—
Impairment of fixed assets	128	—	128	—

	105,111	108,445	212,796	219,728

Operating income	15,001	13,796	26,480	25,425
Interest expense	5,435	5,554	10,785	11,485
Interest income	—	(8)	(1)	(18)
Equity in the earnings of investees and rental income	(640)	(632)	(1,249)	(1,220)

Income before provision for corporate income taxes	10,206	8,882	16,945	15,178
Provision for corporate income taxes	4,009	3,465	6,517	5,911

Net income	$6,197	$5,417	$10,428	$9,267

Earnings per share:
Basic	$0.26	$0.23	$0.44	$0.40
Diluted	$0.25	$0.23	$0.43	$0.39

Weighted average number of shares used in calculating earnings per share:
Basic	24,042,947	23,293,228	23,959,567	23,205,628
Diluted	24,632,856	24,019,116	24,446,794	23,933,660

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2013 and 2012

(All figures in thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$10,428	$9,267
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	24,559	25,279
Impairment of fixed assets	128	—
Insurance recovery related to damaged property	(2,500)	—
Amortization of debt discount	478	192
Amortization of debt issuance costs	545	575
Non-cash rental expense, net of non-cash rental income	(2,806)	(2,377)
Share-based compensation expense	1,123	570
Decrease in deferred tax asset	5,978	4,915
Net change in certain operating assets and liabilities	5,138	(2,295)
Decrease (increase) in deferred membership costs	1,125	(1,027)
Landlord contributions to tenant improvements	784	995
Decrease in insurance reserves	(658)	(1,332)
Other	225	266

Total adjustments	34,119	25,761

Net cash provided by operating activities	44,547	35,028

Cash flows from investing activities:
Capital expenditures	(12,301)	(7,087)
Acquisition of businesses	(2,939)	—
Insurance recovery related to damaged property	2,500	—

Net cash used in investing activities	(12,740)	(7,087)

Cash flows from financing activities:
Principal payments on 2011 Term Loan Facility	—	(21,007)
Cash dividends paid	(101)	—
Proceeds from stock option exercises	337	2,011
Tax shortfall from stock option exercise and restricted stock vesting	(220)	—

Net cash provided by (used in) financing activities	16	(18,996)
Effect of exchange rate changes on cash	(60)	(21)

Net increase in cash and cash equivalents	31,763	8,924
Cash and cash equivalents beginning of period	$37,758	$47,880

Cash and cash equivalents end of period	$69,521	$56,804

Summary of the change in certain operating assets and liabilities:
Decrease (increase) in accounts receivable	$3,130	$(1,823)
Decrease in inventory	14	27
Increase in prepaid expenses and other current assets	(493)	(1,007)
Increase (decrease) in accounts payable, accrued expenses and accrued interest	203	(5,177)
Change in prepaid corporate income taxes and corporate income taxes payable	958	829
Increase in deferred revenue	1,326	4,856

Net change in certain working capital components	$5,138	$(2,295)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA

For the Three Months Ended June, 2013 and 2012

(All figures in thousands)

(Unaudited)

	Three Months Ended
	June 30
	2013	2012
Net cash provided by operating activities	$22,780	$18,624
Interest expense, net of interest income	5,435	5,546
Provision for corporate income taxes	4,009	3,465
Changes in operating assets and liabilities	(1,631)	844
Insurance recovery related to damaged property	2,500	—
Impairment of fixed assets	(128)	—
Amortization of debt discount	(239)	(95)
Amortization of debt issuance costs	(272)	(287)
Share-based compensation expense	(467)	(241)
Landlord contributions to tenant improvements	(784)	(332)
Non-cash rental expense, net of non-cash rental income	1,310	1,518
Decrease in insurance reserves	167	743
Decrease in deferred tax asset	(3,544)	(2,502)
Decrease in deferred membership costs	(843)	277
Other	(241)	(713)

EBITDA	$28,052	$26,847

Insurance recovery related to damaged property	(2,500)	—
Impairment of fixed assets	128	—

Adjusted EBITDA	$25,680	$26,847

Note:	EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments and insurance recovery gains. For the quarter ended June 30, 2013, we recorded $2.5 million of insurance recoveries related to damaged property and incurred a fixed asset impairment charge of $128 related to the impairment of one underperforming club. For the quarter ended June 30, 2012 we did not incur these charges, and as a result, EBITDA and Adjusted EBITDA were identical in that period.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Estimated and Actual Net Cash Provided by Operating Activities to EBITDA

For the Quarter Ending September 30, 2013 and the Quarter Ended September 30, 2012

(All figures in thousands)

(Unaudited)

	Estimated
	Q3 2013	Q3 2012
Net cash provided by operating activities	$18,000	$8,920
Interest expense, net of interest income	5,500	6,517
Provision for corporate income taxes	1,400	1,613
Changes in operating assets and liabilities	(1,300)	8,738
Impairment of fixed assets	—	(239)
Loss on extinguishment of debt	—	(1,010)
Amortization of debt discount	(240)	(119)
Amortization of debt issuance costs	(275)	(291)
Share-based compensation expense	(450)	(217)
Landlord contribution to tenant improvements	(780)	(325)
Non-cash rental expense, net of non-cash rental income	1,300	573
Decrease in insurance reserves	—	792
Decrease in deferred tax asset	(2,600)	(2,121)
Increase in deferred member costs	250	146
Other	945	453

EBITDA	$21,750	$23,430
Impairment of fixed assets	—	239
Loss on extinguishment of debt	—	1,010

Adjusted EBITDA	$21,750	$24,679

Non-GAAP Financial Measures – EBITDA and Adjusted EBITDA

EBITDA consists of net income plus interest expense (net of interest income), provision for corporate income taxes, and depreciation and amortization. Adjusted EBITDA is the Company’s EBITDA excluding loss on extinguishment of debt, any fixed asset or goodwill impairments, insurance recoveries and, in the case of Q4 2012 and full year-2012, charges in connection with the Company’s special dividend payment and incremental share-based compensation expense resulting from option modifications. EBITDA is not a measure of liquidity or financial performance presented in accordance with GAAP. EBITDA, as we define it, may not be identical to similarly titled measures used by some other companies.

EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flows from operating activities, operating income or other cash flow or income data prepared in accordance with GAAP. The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of cash flows and income, and must be considered in performing a comprehensive assessment of our liquidity.

EBITDA excludes, among other items, the effect of depreciation and amortization, which is a significant component of our reported GAAP data. Depreciation and amortization, which is a non-cash item, totaled $12.4 million in the quarter ended June 30, 2013. Although a premise underlying depreciation and amortization is that it will be reinvested in our business to restore, replenish or purchase property, equipment and other related assets, the funds represented by depreciation and amortization could, in the Company’s discretion, be utilized for other purposes (e.g., debt service). Accordingly, EBITDA may be useful as a supplemental measure to GAAP financial data for demonstrating our ability to satisfy our liquidity and capital resource requirements.

Investors or prospective investors in the Company regularly request EBITDA as a supplemental analytical measure to, and in conjunction with, our GAAP financial data. We understand that these investors use EBITDA, among other things, to assess our ability to service our existing debt and to incur debt in the future, to evaluate our executive compensation programs, to assess our ability to fund our capital expenditure program, and to gain insight into the manner in which the Company’s management and board of directors analyze our liquidity. We believe that investors find the inclusion of EBITDA in our press releases to be useful and helpful to them.

Our management and board of directors also use EBITDA as a supplemental measure to our GAAP financial data for purposes broadly similar to those used by investors.

The purposes to which EBITDA may be used by investors, and is used by our management and board of directors, include the following:

•	The Company is required to comply with financial covenants and borrowing limitations that are based on variations of EBITDA as defined in our 2011 Senior Credit Facility, as amended.

•

Our discussions with prospective lenders and investors in recent years, including in relation to our 2011 Senior Credit Facility have confirmed the importance of EBITDA in their decision-making processes relating to the making of loans to us or investing in our debt securities.

•	The Company uses EBITDA as a key factor in determining annual incentive bonuses for executive officers (as discussed in our proxy statement).

•

The Company considers EBITDA to be a useful supplemental measure to GAAP financial data because it indicates our ability to generate funds sufficient to make capital expenditures (including for the opening of new clubs and the upgrading of existing clubs) as well as to undertake initiatives to enhance our business by offering new products and services in accordance with our strategy.

•	Quarterly, equity analysts who follow our company often report on our EBITDA with respect to valuation commentary.

Adjusted EBITDA has similar uses and limitations as EBITDA. We do not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as a measure of our liquidity.